EXHIBIT 99.1

Radius Recycling, Inc. Appoints Marc Hathhorn as Chief Operating Officer

PORTLAND, Ore., Nov. 08, 2024 (GLOBE NEWSWIRE) -- Radius Recycling, Inc. (NASDAQ: RDUS) today announced the appointment of Marc Hathhorn as Executive Vice President and Chief Operating Officer, effective November 1, 2024. Hathhorn joins Radius from Peabody Energy Corporation (NYSE: BTU) and brings more than 30 years of leadership experience in the mining industry.

Most recently, Hathhorn held the position of President--Global Operations at Peabody Energy Corporation (NYSE: BTU), overseeing 5,000 employees and 17 coal mines across the U.S. and Australia. Under Hathhorn’s leadership, Peabody achieved multiple safety performance awards, exceeded environmental management and compliance goals, and implemented operating plans that resulted in industry-leading unit costs. Hathhorn will report to Tamara L. Lundgren, Chairman and Chief Executive Officer of Radius Recycling, Inc.

“I am delighted to welcome Marc to the Radius team,” said Lundgren. “Marc is an experienced global leader with a track record of success in achieving operational excellence and executing growth strategies in commodity-based businesses. In this newly created role, he will help advance our progress on our operating and financial goals, and our strategic objectives, including investments in advanced metal recovery technologies, expansion of our recycling services platform, volume growth, and productivity improvements.”

Lundgren added, “With our 100+ operating facilities producing annual recycled ferrous volumes of over four million tons, nonferrous volumes of over 700 million pounds, low carbon and net zero carbon emission GRN™ finished steel products of more than 500 thousand tons, and our 3PR™ service and supply chain solution that enables our customers to increase their recycling rates, we are well-positioned to benefit from demand associated with stronger global manufacturing activity supported by the anticipated decline in interest rates and infrastructure investment.”

About Radius Recycling, Inc.

Radius Recycling, Inc. (formerly Schnitzer Steel Industries, Inc.) is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Radius has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. Radius began operations in 1906 in Portland, Oregon.

Radius Recycling:

Public Affairs & Communications:
Eric Potashner
415-624-9885
epotashner@rdus.com

Investor Relations:
Michael Bennett
503-323-2811
mcbennett@rdus.com

Company Info:
radiusrecycling.com
ir@rdus.com